FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS AUGUST SALES RESULTS

Secaucus, New Jersey - September 6, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended September 1, 2007.

Total sales for the four-week period ended September 1, 2007 increased 20% to $185.8 million compared to sales of $155.4 million for the four-week period ended August 26, 2006. Consolidated comparable store sales increased 5% compared to last year’s 17% increase. During August, the Company opened six Children’s Place stores.

Total Sales (millions):

	August 2007	August 2006	% Increase	Year-to-Date 2007	Year-to-Date 2006	% Increase
The Children’s Place brand	$140.4	$115.8	21%	$ 786.9	$707.2	11%
Disney Store	$ 45.4	$ 39.6	15%	$ 302.1	$270.3	12%
Total Company	$185.8	$155.4	20%	$1,089.0	$977.5	11%

Comparable Store Sales Increase1:

	August 2007	August 2006	Year-to-Date 2007	Year-to-Date 2006
The Children’s Place brand	4%	16%	2%	12%
Disney Store	6%	23%	4%	17%
Total Company	5%	17%	2%	13%

In conjunction with today’s August sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, September 13, 2007. To access the call, please dial (402) 220-0681 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of September 1, 2007, the Company owned and operated 889 The Children’s Place stores and 328 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

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PLCE: August 2007 Sales Release

1 As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. References made today and going forward regarding last year’s comparable store sales results, in view of the shift, will be on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the pending Nasdaq proceedings regarding the Company’s continued listing, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
Heather Anthony, Senior Director, Investor Relations, (201) 558-2865
Susan LaBar, Manager, Investor Relations, (201) 453-6955

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